Exhibit 23.2
CONSENT OF CATURANO AND COMPANY, INC.
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
As independent registered public accountants, we hereby consent to the incorporation of our report dated December 18, 2009 on the Company’s Consolidated Financial Statements as of and for the year ended September 26, 2009 included in this Form 10-K, into the Company’s previously filed Registration Statements pertaining to the Technical Communications Corporation 1991 Stock Option Plan and related amendment (Form S-8 No. 33-46890 and S-8/A No. 333-60438), Technical Communications Corporation 2005 Non-Statutory Stock Option Plan and related amendment (Form S-8 No. 333-127447, S-8 No. 333-139737 and S-8 No. 333-161259), and the Technical Communications Corporation 2001 Stock Option Plan (Form S-8 No. 333-76102).

/s/ Caturano and Company, Inc. Caturano and Company, Inc. (formerly Caturano and Company, P.C.)
Boston, Massachusetts
December 22, 2010